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                                                                      EXHIBIT 12

                            USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------
                                            1994        1993        1992        1991        1990
                                          ---------   ---------   ---------   ---------   ---------
                                                      (UNAUDITED; DOLLARS IN THOUSANDS)
Earnings:
Income before taxes on income per
  statement of income...................   $159,786    $122,171    $ 89,051    $ 86,059    $ 51,114
Add (deduct)
  Fixed charges.........................    223,900     193,806     158,444     151,811     124,289
  Distribution and proceeds in excess of
     net income and foreign exchange
     gains or losses of associated
     companies..........................        520         272         601         292         519
                                           --------    --------    --------    --------    --------
Income as adjusted......................   $384,206    $316,249    $248,096    $238,162    $175,922
                                           ========    ========    ========    ========    ========
Fixed charges:
Interest on indebtedness including
  amortization of debt issue costs and
  discount or premium thereon...........   $220,759    $189,942    $154,157    $147,027    $117,237
Interest factor of annual rentals(1)....      3,141       3,864       4,287       4,784       7,052
                                           --------    --------    ---------   --------    --------
Fixed charges...........................   $223,900    $193,806    $158,444    $151,811    $124,289
                                           ========    ========    ========    ========    ========
Ratio of earnings to fixed charges......       1.72        1.63        1.57        1.57        1.42
                                           ========    ========    ========    ========    ========

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(1) The interest portion of annual rentals is estimated to be one-third of such rentals.

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